Disclaimer [Operator to read]

Some comments today will include forward-looking statements regarding future events and projections of financial performance of MuniMae which are based on current expectations. These comments are subject to significant risks which include those identified in filings with the Securities and Exchange Commission and uncertainties that could cause actual results to differ materially from those expressed in these forward-looking statements. In addition, the Company is in the process of restating its financial statements for the three years ended December 31, 2005 and has not yet completed its 2006 financial statements. The company undertakes no obligation to update any of the information contained in the forward-looking statements.

Mike Falcone:

Good morning everyone, and welcome. We are glad you are able to join us today. With me on the call today are Charlie Pinckney, our COO, Gary Mentesana (who runs our affordable housing business), Earl Cole (who is our chief credit officer and interim head of our commercial real estate finance business), Matt Cheney (who runs our renewable energy finance business) and Jenny Netzer (who is in charge of new business development). Also with us is David Kay, who we are pleased to announce has accepted our offer to become our Chief Financial Officer.

Before we get into the review of each of our businesses, I would like to make three initial points. First, as the financial world continues to wrestle with a variety of factors including the ultimate impact on credit and financial markets of the ongoing repricing of risk and other economy-wide concerns, our businesses have been impacted in a variety of ways. Some of these are predictable, others are not. We are keeping a very close eye on both financial and real estate markets as we plan for 2008 and respond to the shifting environment in the fourth quarter. For us, the fourth quarter is usually a particularly busy and profitable quarter, as we typically generate roughly 40 – 60% of our annual revenue in the fourth quarter. Hence we must monitor the ongoing credit crisis very closely. As our team will describe in more detail shortly, we are pleased with the levels of production across all of our business units through September 30 and remain positive in our outlook for the commercial real estate, affordable rental housing and clean energy sectors our businesses operate in. Nonetheless, it is very difficult for us to predict how the broader issues in the economy will impact those sectors.

Second, I should simply say again we are not in the single family lending business, nor in the subprime lending business.

Third, I want to remind everyone what this call is, or rather is not. This is not an earnings call. Because of our pending restatement we cannot speak to earnings, only production. In that regard, we want to assure you that we are very focused on getting the restatement successfully completed. As an additional disclaimer regarding forward looking statements, the work that is being done to restate our financial statements could affect some of what we currently expect, as could a continuation or worsening of the current conditions in the capital markets.

As we have stated previously, assuming we can continue to execute on our capital plan and our business continues to perform as we expect, management plans to ask the Board to maintain the current dividend policy, and in that regard, I am very pleased to reiterate what was previously announced that on November 1, our Board of Directors declared a distribution of $0.5250 per common share payable on November 21, 2007 to shareholders of record on November 9, 2007. This represents a $0.0175 per share or 3.45% increase over the distribution for the comparable period last year and is our 43rd consecutive increase in the quarterly distribution. However, due to the costs being incurred by the Company in connection with the restatement the sum total of all of the dividends declared so far in 2007 represent a payout ratio in excess of the Company’s net cash from operations through Q3 of this year. The final payout ratio for 2007 will, of course, not be known until year end but it is possible that the dividend payout ratio for the full fiscal year 2007 may exceed 100% of the Company’s net cash from operations due to the costs being incurred by the Company from the restatement. Subject to my previous comments about uncertainty in markets today, we currently expect our business units to perform in the aggregate in line with our 2007 budgets. We hope upon completion of the restatement and normalization of our financial reporting situation to return to a more normal cost environment and to significantly improve our payout ratio. We are very proud of our more than 10 year history of consistent growth in cash distributions.

I will now move to a review of the highlights of our performance for the first three quarters of 2007, and after that Charlie will speak about our ongoing restatement effort. Following Charlie’s presentation, Gary, Earl, Matt and Jenny will each speak briefly about the significant developments during the first three quarters of the year within their respective business units.

Overall our production for the first three quarters of the year exceeded our production for the first three quarters of 2006. During the first three quarters of 2007, the dollar value of our total production across all business lines (which we’ll break down in greater detail later) was approximately $2.8 billion, including approximately $483 million in production related to a business acquired during the period. During the first three quarters of 2006, the dollar value of our total production across all business lines was approximately $2.2 billion. Production in our affordable housing, commercial real estate finance and renewable energy finance businesses was up in comparison to last year, and Gary, Earl, Matt and Jenny will drill down further on 2007 performance metrics in a moment.

We are in constant contact with our capital partners and we have needed to ask them for extensions of deadlines. We expect this dialogue will continue until the restatement is completed. Some of our capital partners have granted waivers extending our November 30 audited financial statement delivery deadline and we are working with the others as deadlines approach. We have also had discussions with our capital partners about the impact of the broader credit market changes on our financing structures and continue to evaluate solutions to those issues as they arise. As we have mentioned in previous calls, there can be no assurance as to their future decisions.

The widening of spreads and other forces at work in the capital markets could have an impact on the valuation of assets on our balance sheet and we will be monitoring our assets accordingly. Fortunately, as Earl will discuss, we chose at the end of last year to reduce our balance sheet holdings in our MMA Realty Capital group and in MMA Financial, so far, municipal bonds of the type in which we invest seem to be holding up in value fairly well. We cannot of course predict what may happen in the future.

Before concluding, let me just mention that Congress seems serious in its efforts to enact significant tax legislation. It is impossible to predict how the many proposals will manifest themselves in any final legislation, and what effect they may have on us or on the real estate, clean energy and finance industries generally, but because our structure and much of what we do is tax sensitive, we will be monitoring these proposals closely.

At this point, I’d like to turn the call over to Charlie.

Charlie Pinckney:

Thanks, Mike. I want to take a few minutes to provide everyone with some reference points on our restatement progress as well as to provide an update on our expectations around the timing of filing our restated financials.

I have been working closely with the team from Navigant Consulting since our last update call and continue to believe that we are fortunate to have them on board to help us complete our restatement. Their track record with complex accounting and restatement issues continues to be an invaluable asset.

As Mike said, the major new development is that David Kay from Navigant has joined us as our new CFO. Dave brings a wealth of experience to the position and comes already knowing our company as a result of his time devoted to the restatement. While I will stay involved with the restatement until it is completed, Dave’s arrival will eventually allow me to focus more time and effort on our overall operations. Prior to joining Navigant, where he served as co-leader of the Financial Services Practice, Dave was CFO at J.E. Robert Companies, a commercial finance and fund management company with operations across North America and Europe. Dave joined J.E. Robert after a 20 plus year career at Arthur Andersen where he ended his tenure as Managing Partner of the Mid-Atlantic Accounting, Audit and Risk Management Services.

Also joining us from Navigant is Lisa Roberts who will be our Senior Vice President, Business Unit Financial Operations. Lisa most recently served as a Managing Director at Navigant. Prior to joining Navigant she spent 12 years at Freddie Mac, where she ended her tenure as Vice President of Internal Financial Management.

We continue to devote significant resources to our restatement task. We have over 100 FTEs working on the restatement including company employees and consultants all working extremely hard every day to complete this process. The obvious downside to these efforts is expense. Our budget for the year did not contemplate external resources of nearly this magnitude and the cost will be very significant for this year and well into next year.

We are devoting as many resources as we can to getting this done as soon as we can, and we continue to try hard to finish our efforts and file our 2006 10K within the first two months of 2008.

We remain encouraged that we are moving well toward completion of the restatement and that MMA has taken key steps to building a new finance organization that will take us to the next level as a company.

At this point, I’ll turn the call over to Gary Mentesana for an update on our MMA Financial business. Gary?

Gary Mentesana:

Thanks, Charlie. As you may know, MMA Financial is responsible for all of the company’s affordable housing finance, tax credit equity, tax-exempt bonds and taxable lending operations. We generate revenues through the origination, syndication, financing and management of debt and equity investments secured primarily by affordable multifamily housing projects.

During the first nine months of 2007, MMA Financial’s total production, including both debt originations and equity placements, was $977 million, up somewhat from total production of $946 million during the same period in 2006:

•	Debt originations during the period in 2007 totaled $355 million (which included $197 million in private placement bonds, $26 million in taxable construction loans and $132 million in taxable agency loans), as compared to approximately $247 million during the same period in 2006 (which included $182 million in private placement bonds, $27 million in taxable construction loans and $38 million in taxable agency loans).

•	LIHTC equity syndications during the first nine months of 2007 totaled $398 million from 14 different capital partners. Of this amount, $183 million was syndicated through our guaranteed yield program. During the same period in 2006, approximately $481 million of equity was syndicated from 10 different capital partners, none of which was through our guaranteed program.

•	The remaining $224 million of production through September 30 consisted of debt acquired within the Tender Option Bond (TOB) program as compared to $218 million during the same period in 2006 (however I should note that we began this program in April of 2006).

As I noted on our prior call, compared to prior periods, the debt business has experienced greater competition in 2007 resulting in lower origination fees and lower spreads over our cost of capital. However, we are benefiting from additional fees because a greater percentage of equity is being syndicated through our guaranteed yield program.

MMA Financial’s production pipeline for the remainder of 2007 appears to be strong. Although we will continue to monitor the recent events within the capital markets that have the ability to impact our future production and profitability, we currently expect that the amount of equity we will syndicate this year will approach the amount syndicated in 2006 while the amount of debt that we expect to originate this year will materially exceed the volume originated in 2006.

As for the credit quality within our $1.7 billion private placement bond portfolio, we have seen some meaningful improvement. Debt service coverage for the stabilized, fixed rate multifamily bonds in the portfolio remains stable at 1.14 as of September 30, 2007 (which is the same as the debt service coverage as of June 30, 2007 and up from 1.13 as of September 30, 2006). However, by original issue amount, bonds in default fell to 11% of the portfolio at September 30, 2007, down from 15% of the portfolio at September 30, 2006, and the bonds on our watch list fell to 15% of the portfolio at September 30, 2007, down from 17% of the portfolio at September 30, 2006.

At this point, I’ll turn the call over to Earl Cole for an update on both our MRC business and our corporate credit and risk management group. Earl?

Earl Cole:

Good morning. I am Earl Cole and I am the Interim Head of MMA Realty Capital, or MRC as we call it.

Today I want to tell you about the role of our group within MuniMae and how things have progressed in the first three quarters of 2007. It has been a rewarding year so far as disruptions in the capital markets this summer have validated our multi-year strategy of creating multiple origination platforms with diverse partners and driving the growth of recurring income.

MRC manages and directs most of the market rate real estate transactions pursued by MuniMae. We generally define these transactions as those that are not tax advantaged and do not generate tax credits or tax exempt income.

MRC conducts the majority of this activity through two primary business units of MRC, namely the Merchant Banking and Agency operations.

The Merchant Banking unit pursues debt and equity transactions on behalf of our investment partners as well as for our own account. In almost all situations we also act as asset managers, generating recurring income. These transactions cover a wide variety of investment types, from traditional commercial mortgages to B note and mezzanine debt investments. Underlying collateral can be virtually any commercial real estate type, from industrial and retail properties to office and multi family projects.

The other major segment of MRC, the Agency business, manages the multi family project debt that we originate and underwrite for sale to the government sponsored entities: Fannie Mae, Freddie Mac and Ginnie Mae. We make these loans and then resell them to these agencies after we ensure that they meet all Agency requirements. After the sale, we remain engaged as the loan servicer, for which we collect a fee.

Beginning in 2006 we began to better position MRC to respond to potential volatility in the US real estate markets. Specifically, we decided to reduce our reliance on transaction based income and establish a critical mass of recurring income in our investment management, asset management and servicing businesses. We began to shift our distribution focus to emphasize the efficient delivery of assets to our investment partners. This move both reduced credit risk and built our recurring income. As a result, as our third party origination has grown, we have established a larger base of asset management income, which will continue to become more important over time.

Along with this targeted production and delivery focus, in early 2007 we also established new investment funds and expanded our base of investment partners. As a result, and unlike many others, we remain in the market and continue to originate and close loans.

This being said, we are not totally unaffected by the disruption in the real estate capital markets over the past few months. We have seen spreads on many transactions widen, putting pressure on the underlying deal economics and reducing the number of feasible projects that we can finance. At the same time, financing for transactions has been harder to come by, putting further pressure on our asset origination efforts.

Despite these challenges, MRC has continued to originate and close loans as we leverage our multiple origination channels and rely on numerous financing sources, some of which remain largely unaffected by the negative market forces referred to earlier. While we have seen a shift in our origination, we are still experiencing high volumes as evidenced as follows:

MRC generated gross loan production of $1.6 billion through the third quarter of 2007. Of this total, $1.12 billion in production came from the Merchant Banking business (including $483 million from a business we acquired at the beginning of 2007) and $476 million from the Agency business. Together, this production is an increase of 29% above the production seen through the third quarter of 2006.

Merchant Banking saw especially good results in third party originations, as assets originated on behalf of other investors totaled $619 million for the first three quarters, an increase of 187% over 2006. While this year’s Agency production is 17% lower than production in the first three quarters of 2006, this is offset by the acquisition we made earlier this year and increases above 2006 levels elsewhere in MRC.

This high level of production would not be possible without the support of our capital partners. These include banks — who help us finance our investments through lines of credit and other debt facilities — and our investment partners — who purchase assets from us or fund them directly after we originate them.

Thus far in 2007 we have worked hard to increase the capacity and flexibility of our capital sources. In early 2007, we launched a new investment vehicle with a foreign pension fund that is already developing into one of our most promising new capital sources. Over the last ten months this fund has grown to become one of our most important sources of capital; by the end of this October, we expect to have delivered over $327 million in assets to this fund.

The net result of all of this activity is that we expect MRC to finish 2007 with higher production than that seen in 2006. While it is likely that some of our investment partners will pull back due to effects of the credit market turmoil on their availability of funds, we think the steps we have taken will substantially cushion the effects on us of those investor pull backs. Although the shift in origination sources will negatively impact margins on some assets, we will remain an active originator and maintain a steady presence in all of our markets by leveraging our multiple products and funding sources.

I will now turn the presentation over to Matt Cheney who runs MMA Renewable Ventures, our clean energy finance business.

Matt Cheney:

Thanks, Earl. I’m Matt Cheney and I am an executive vice president of the company and head of the company’s renewable energy business, MMA Renewable Ventures. As a reminder, I’d like to take a minute to explain the MMA Renewable Ventures business and then offer a brief summary of the business unit’s activities during 2006 and through the third quarter of 2007.

MMA Renewable Ventures is the company’s business unit that finances, owns and operates renewable energy assets, such as solar, wind and bio-fuel power generating facilities, in the United States and operates the company’s energy efficiency platform. Through MMA Renewable Ventures, the company obtains financing for, and oversees the development and maintenance of, renewable power generation facilities and arranges long term power sale agreements, as well as providing customized financial solutions to help its customers manage energy costs. MMA Renewable Ventures is dedicated to delivering competitively priced, clean energy and energy savings to customers, strong partnership options for project developers, and exceptional opportunities for institutional investment in the clean energy sector. MMA has assembled a team that now consists of 35 highly qualified professionals with a variety of skills applicable to renewable energy and bio-fuels project finance.

Our business is both exciting and expanding. For the purposes of comparison, MMA Renewable Ventures financed a total of approximately $48 million in solar projects during 2006 beginning with the Fetzer Vineyards solar facility. During the first nine months of 2007, MMA Renewable Ventures has originated $201 million of solar energy projects. For clarification, our production numbers for the full year 2006 have been updated since our call in August to reflect one additional project we financed during that period. We have a strong pipeline of solar projects, as well as emerging opportunities in wind energy, bio-fuels, and biomass projects. We continue to feel that we are well on track to meet the expectations that we have set for ourselves this year.

A major contribution to the growth in MMA’s solar business is a 15-megawatt facility at Nellis Air Force Base in Nevada.  As mentioned previously, the facility will be the largest solar photovoltaic system ever built in North America. MMA will finance, own and operate this landmark system and sell the power to Nellis under the terms of a Power Purchase Agreement. The Nellis system will supply more than 25 percent of the power used at the base. We announced funding commitments for the Nellis project in October, validating our business strategy of originating and financing solar projects for syndication. We also announced in October that we closed on funding commitments for another fund designed to finance a number of other solar projects that are planned for completion in 2007 and 2008.

As a reminder, the company’s expansion into new market segments, such as the energy efficiency project finance space enables MMA Renewable Ventures to deliver comprehensive energy finance offerings to its private and public sector customers. In parallel to its efforts in the solar, wind and bio-energy markets, and now, energy efficiency, the Company has received an allocation of $20 million of New Markets Tax Credits from the United States Treasury Community Development Financial Institutions Fund. Designed to bring jobs, clean energy, and affordable electricity costs to the Bay Area’s most economically depressed communities, the initiative will use the award to foster the development of solar projects in low-income San Francisco Bay Area communities.

I’d now like to turn the presentation over to Jenny Netzer for an update on the activities in the company’s new business initiatives business unit.

Jenny Netzer:

Thanks, Matt.

As reported last quarter, the Company is continuing to expand its affordable housing investment programs overseas. In this effort we are working through International Housing Solutions, our international joint venture. In the third quarter IHS continued to build its investment platforms in South Africa, Jordan, and the United Kingdom. IHS is also raising capital for a $300M fund that will invest in workforce housing in emerging markets that are experiencing rapid growth in housing demand, with particular needs for quality affordable housing. As announced earlier this year, this fund will benefit from $100M in seed financing from the U.S. Overseas Private Investment Corporation (OPIC). Initial investor closings are expected later this year.

On a different new business front, in September MuniMae announced the acquisition of an environmental land investment business. This new business, now operating under the name MMA Sustainable Land Investments, structures and manages investments in land with environmental attributes such as wetlands, endangered species habitat and other conservation opportunities. These investments are a natural addition to our growing suite of investment products that promote sustainability, complementing both our real estate and clean energy finance businesses, and expanding our opportunities for significant future growth.

With that, I’ll turn the presentation back over to Mike for his wrap-up.

Mike Falcone:

As I said earlier, we are pleased with our production performance so far in 2007. Based on experience, the fourth quarter is busier than the first three but our outlook remains cautiously positive as we move towards closing out 2007. Our success has been, as it almost always is, in large measure due to the hard work of our employees, their dedication to our shared values and the strong support we have received from our capital partners and developer clients. We will continue to work hard to make this business grow and prosper, and we appreciate your continued support as shareholders. Again, I’d like to assure you that we are very focused on getting the restatement successfully completed.

Even with less than 60 days left in the year, we have lots left to do. For us this is not so unusual. What is unusual is the highly volatile environment in which we now operate.

We are pleased to have been able to announce our 43rd consecutive increase in the company’s quarterly distribution, and again we appreciate your support.

We will not be taking questions on this call. If you have questions, we ask that you e-mail them to our investor relations department at investor.relations@munimae.com. We will post answers to questions on the investor relations page of our website which can be found at munimae.com.

Thank you very much for your continued support.